RESTATED
CERTIFICATE OF INCORPORATION
OF
KANSAS CITY SOUTHERN

The undersigned, Kansas City Southern, a Delaware corporation (the “Corporation”), for the purpose of restating and integrating the Certificate of Incorporation of the Corporation originally filed under the name Kansas City Southern Industries, Inc. on January 29, 1962, as amended and supplemented (the “Certificate of Incorporation”), in accordance with the General Corporation Law of Delaware (“Delaware Corporation Law”), does hereby make and execute this Restated Certificate of Incorporation and does hereby certify that it was duly adopted in accordance with Section 245 of the Delaware Corporation Law. The undersigned further certifies that this Restated Certificate of Incorporation only restates and integrates and does not further amend the Certificate of Incorporation and there is no discrepancy between the Certificate of Incorporation and this Restated Certificate of Incorporation.

FIRST. The name of the corporation is Kansas City Southern.

SECOND. Its principal office in the State of Delaware is located at 1209 Orange Street, in the City of Wilmington, County of New Castle. The name and address of its resident agent is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

THIRD. The nature of the business, or objects or purposes to be transacted, promoted or carried on are:

a. To make, manufacture, process, organize, finance, manage, operate, purchase, sell, own, hold, store, exchange, rent, lease, service, repair, handle or deal in and with in any manner, either as a manufacturer, processor, principal, agent, wholesaler, jobber, distributor or retailer, or in any other legal capacity, new and used articles, products, merchandise, supplies, and property of any and every description and class which is now or may become the subject of trade or commerce;

b. To carry on and conduct either directly or through subsidiaries any lawful business or businesses including, but without limitation, any manufacturing, extractive, distributive, mercantile, finance, service, transportation, pipe line, and other lawful businesses, and to do all things necessary or proper for the conduct of any businesses in which the corporation is now or may hereafter be engaged;

c. To cause to be formed, to promote, and to aid in the formation any corporation or association, domestic or foreign, and to cause or participate in the merger, consolidation, reorganization, liquidation or dissolution of any corporation or association, domestic or foreign, in which, or in the business or welfare of which, the corporation shall have directly or indirectly any interest;

d. To operate, manage, supervise, and control all or any part of the business and property of any corporation, association, firm, entity, individual or undertaking, domestic or foreign, or to take any part therein, and to appoint and remunerate any directors, accountants, other experts, agents, employees and persons;

e. To acquire by purchase, lease or otherwise, to construct, assemble, own, hold, lease, rent, remodel, improve, reconstruct, mortgage, encumber, operate, manage, deal in and dispose of machinery, equipment, appliances, fixtures, buildings, offices, factories, store rooms, warehouses, plants, garages, apartments and houses, with all improvements, machines, fixtures and equipment appurtenant or convenient thereto, or which may be useful or desirable in the conduct of any business, or businesses in which the corporation is or may be engaged;

f. To own, acquire, buy, sell, deal in, lease, rent, remodel, improve, reconstruct, mortgage and otherwise encumber real estate, whether improved or unimproved, and any interest of any kind whatsoever therein, and to own, hold, deal in and dispose of such property, whether real, personal or mixed, as may be necessary or desirable for the successful conduct and operation of any business or businesses in which the corporation is or may be engaged;

g. To acquire the good will, business, right and property of any person, firm, association or corporation, and to pay for the same in cash, property, stocks, notes or otherwise; to hold and enjoy or in any manner to dispose of the whole or any part of the property, assets and rights so acquired; to conduct in any lawful manner the whole or any part of any business so acquired, and to exercise all powers necessary or convenient in and about the conduct and management of any business or businesses in which the corporation is now or may hereafter be engaged;

h. To sell, lease, convey, or otherwise dispose of, mortgage, pledge or otherwise encumber all or any part of its property and assets;

i. To acquire, deal in, purchase, own, hold, lease, rent, mortgage, develop, mine, produce, acquire, exploit, encumber and dispose of lumber, natural resources, minerals and mineral rights or royalty interests of any kind, either as a principal, agent, or in any other legal capacity;

j. To acquire, own, deal in, hold, enjoy, use and dispose of parents and patent rights, trademarks and trade names, distinctive marks, copyrights, licenses, inventions, improvements, processes, franchises, permits and other evidences of lawful authority or agency in aid of, or as incident to the lawful transaction of any business or businesses in which the corporation is or may be engaged and the accomplishment of its objects and purposes;

k. To borrow money for any of the purposes of the corporation and to draw, make, accept, endorse, discount, execute, issue, sell, pledge or otherwise dispose of promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or non-negotiable, transferable or non-transferable instruments and evidences of indebtedness, and to secure the payment thereof and the interest thereon by mortgage, assignment in trust, pledge, conveyance, or other encumbrance of the whole or any part of the property of the corporation at the time owned or thereafter acquired;

l. To invest its funds; to acquire by purchase, exchange, subscription or in any other lawful manner, and to receive, hold, own, guarantee, sell, assign, exchange, transfer, mortgage, pledge or otherwise dispose of or deal in any manner in and with any of the shares of the capital stock, or any voting trust certificates in respect of the shares of capital stock, scrip, warrants, rights, bonds, debentures, notes, trust receipts, and other securities, obligations, choses in action and evidence of indebtedness or interest issued or created by any corporations, joint stock companies, syndicates, associations, firms, trusts or persons, public or private, or by the government of the United States of America, or by any foreign government, or by any state, territory, province, municipality or other political subdivision or by any governmental agency, and as owner thereof to possess and exercise all the rights, powers and privileges of ownership, including, but without limitation, the right to execute consents and vote thereon, to operate, supervise, control, manage and conduct any business, and to do any and all acts and things necessary or advisable for the preservation, protection, improvement and enhancement in value thereof;

m. To purchase, acquire, hold, sell, transfer and redeem or otherwise deal in shares of its own capital stock, whenever and to the fullest extent permitted by law;

n. To lend money, and to acquire, take or hold as security, if desired, real and personal property, bonds, debentures, notes or any other evidences of interest or indebtedness or any other security for the payment of funds so loaned; to promote or to aid in any manner, financially or otherwise, any corporation or association of which any stocks, bonds or other evidences of indebtedness or securities are held directly or indirectly by this corporation; and for this purpose to guarantee the contracts, dividends, stocks, bonds, notes and other obligations of such other corporation or association, and to do any other acts or things designed to protect, preserve, improve or enhance the value of such stocks, bonds or other evidences of indebtedness or securities;

o. To have one or more offices in any of the states, districts, territories or colonies of the United States and in any and all foreign countries, to carry on all or any of its operations and businesses and, without restriction or limit as to amount, to purchase or otherwise acquire, hold, own, mortgage, sell, convey or otherwise dispose of, real and personal property of every class and description in any of the states, districts, territories or colonies of the United States, and in any and all foreign countries, subject to the laws of such state, district, territory, colony or country;

p. In general, to carry on any business whatsoever which is calculated directly or indirectly to promote the interest of the corporation or to enhance the value of its properties, and to have and exercise all the powers conferred by the laws of Delaware upon corporations formed under the General Corporation Law of the State of Delaware, and to do any or all of the things hereinbefore set forth to the same extent as natural persons might or could do;

q. The objects and purposes specified in the foregoing clauses shall, except where otherwise expressed, be in nowise limited or restricted by reference to, or inference from, the terms of any other clause in this Certificate of Incorporation, but the objects and purposes specified in each of the foregoing “a” to “p” inclusive of this paragraph shall be regarded as independent objects and purposes;

r. The foregoing clauses shall be construed both as objects and powers, and it is hereby expressly provided that the foregoing enumeration of specific powers shall not be held to limit or restrict in any manner the powers of this company;

FOURTH. The total number of shares of stock which the Corporation shall have authority to issue is FOUR HUNDRED TWO MILLION EIGHT HUNDRED FORTY THOUSAND (402,840,000) shares, of which Eight Hundred Forty Thousand (840,000) shares having a par value of $25 each shall be Preferred Stock, Two Million (2,000,000) shares having a par value of $1 each shall be New Series Preferred Stock, and Four Hundred Million (400,000,000) shares having a par value of $0.01 each shall be Common Stock.

The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions of the shares of each class are as follows:

PREFERRED STOCK

a. The holders of the Preferred Stock shall be entitled to receive from the net earnings of the corporation dividends thereon up to but not exceeding the rate of Four per cent per annum, as the same may be ascertained and determined by the directors, and in their discretion declared, before any dividends shall be declared or paid upon the New Series Preferred Stock or the common stock for the same period, but such dividends on the Preferred Stock shall not be cumulative, nor shall the Preferred Stock during such period be entitled to participate in any other or additional earnings or profits, but such additional earnings or profits may be subject to application by the directors to dividends upon the New Series Preferred Stock or the common stock or other uses of the corporation, as they may determine.

b. In case of liquidation or dissolution of the corporation, the holders of Preferred Stock shall be entitled to receive payment in the amount of the par value thereof before any payment or liquidation is made upon the New Series Preferred Stock or the common stock, and shall not thereafter participate further in the property of the corporation or the proceeds of the sale thereof.

c. Whenever no dividends shall have been paid on the Preferred Stock for six quarter-annual periods, the holders of the issued and outstanding Preferred Stock shall have the right, voting as a class, to elect two directors at the next stockholders’ meeting held for the election of directors, and shall continue to have such right at each stockholders’ meeting thereafter held for the election of directors until dividends shall have been paid on the Preferred Stock for four consecutive quarter-annual periods. In determining the number of quarter-annual periods for which no dividends have been paid, no quarter-annual period shall be counted if dividends shall have been paid at any time thereafter for four consecutive quarter-annual periods. At any meeting at which the holders of Preferred Stock shall have the foregoing right, voting as a class, to elect two directors, they shall not be entitled to vote for the election of any other directors. Except as otherwise provided in this subparagraph c, the voting rights of holders of Preferred Stock shall be those set forth in subparagraph k of this Paragraph.

NEW SERIES PREFERRED STOCK

d. The New Series Preferred Stock may be issued from time to time by the Board of Directors as herein provided in one or more series. The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of the             shares of each series of New Series Preferred Stock, may be similar to or may differ from those of any other series. The Board of Directors of the corporation i. hereby expressly granted authority, subject to the provisions of this Paragraph FOURTH, to issue New Series Preferred Stock from time to time in one or more series and to fix from time to time before issuance thereof, by filing a certificate pursuant to the General Corporation Law of Delaware, the number of shares in each such series of the class, and the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of the shares in each such series except that the powers, preferences or rights vested in the holders of Preferred Stock by this Paragraph FOURTH shall not be amended, altered, changed or repealed thereby. Without limiting the generality of the foregoing the Board of Directors may fix, with respect to the shares in each series of New Series Preferred Stock, the following:

(i) The number of shares to constitute such series (which number may at any time, or from time to time, be increased or decreased by the Board of Directors, notwithstanding that shares of the series may be outstanding at the time of such increase or decrease, unless the Board of Directors shall have otherwise provided in creating such series) and the distinctive designation thereof;

(ii) The dividend rate on the shares of such series, whether or not dividends on the shares of such series, shall be cumulative, and the date or dates, if any, from which dividends thereon shall be cumulative;

(iii) Whether or not the shares of such series shall be redeemable, and, if redeemable, the date or dates upon or after which they shall be redeemable, the amount per share (which shall be, in the case of each share, not less than its preference upon involuntary liquidation, plus an amount equal to all dividends thereon accrued and unpaid, whether or not earned or declared) payable thereon in the case of the redemption thereof, which amount may vary at different redemption dates or otherwise as permitted by law;

(iv) The right, if any, of holders of such series to convert the same into, or exchange the same for common stock or other stock as permitted by law, and the terms and conditions of such conversion or exchange, as well as provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(v) The amount per share payable on the shares of such series upon the voluntary and involuntary liquidation, dissolution or winding up of the corporation;

(vi) Whether the holders of shares of such series shall have voting power, full or limited, in addition to the voting powers provided by law, and in case additional voting powers are accorded to fix the extent thereof; and

(vii) Generally to fix the other rights and privileges and any qualifications, limitations or restrictions of such rights and privileges of such series;

PROVIDED, however that the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, so fixed by the Board of Directors shall not amend, alter, change or repeal the powers, preferences or rights vested in or given to the Preferred Stock or the holders thereof by this Certificate of Incorporation, nor conflict with this Certificate of Incorporation or with the resolution or resolutions adopted by the Board of Directors as hereinabove provided, providing for the issue of any series for which there are then shares outstanding.

All shares of New Series Preferred Stock of the same series shall be identical in all respects, except that shares of any one series issued at different times may differ as to dates, if any, from which dividends thereon may accumulate. All shares of New Series Preferred Stock of all series shall be of equal rank and shall be identical in all respects except that to the extent not otherwise limited in this Paragraph FOURTH any series may differ from any other series with respect to any one or more of the designations, relative rights, preferences and limitations (including, without limitation, the designations, relative rights, preferences and limitations described or referred to in subparagraphs (i) to (vii) inclusive above) which may be fixed by the Board of Directors pursuant to this subparagraph d.

e. Dividends. Dividends on the outstanding New Series Preferred Stock of each series shall be declared and paid or set apart for payment after dividends on the Preferred Stock at the rate provided in subparagraph a. shall have been declared and paid or set apart for the same quarter-annual period and before any dividends shall be declared and paid or set apart for payment on the common stock with respect to the same quarter-annual period. Dividends on any shares of New Series Preferred Stock shall be cumulative only if and to the extent set forth in a certificate filed pursuant to law. After dividends on all shares of Preferred Stock and of New Series Preferred Stock (including cumulative dividends if and to the extent any such shares shall be entitled thereto) shall have been declared and paid or set apart for payment with respect to any quarterly dividend period, then and not otherwise so long as any shares of Preferred Stock and New Series Preferred Stock shall remain outstanding, dividends may be declared and paid or set apart for payment with respect to the same quarterly dividend period on the common stock out of the assets or funds of the corporation legally available therefor.

All share of New Series Preferred Stock of all series shall be of equal rank, preference and priority as to dividends irrespective of whether or not the rates of dividends to which the same shall be entitled shall be the same and when the stated dividends are not paid in full, the shares of all series of the New Series Preferred Stock shall share ratably in the payment thereof in accordance with the sums which would be payable on such shares if all dividends were paid in full provided, however, that any two or more series of the New Series Preferred Stock may differ from each other as to the existence and extent of the right to cumulative dividends, as aforesaid.

f. Voting Rights. Except as otherwise specifically provided herein or in the certificate filed pursuant to law with respect to any series of the New Series Preferred Stock, or as otherwise provided by law, the New Series Preferred Stock shall not have any right to vote for the election of directors or for any other purpose, and when so provided shall not have more than one vote for each share of stock held of record by him at the time entitled to voting rights.

g. Liquidation. In the event of any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, each series of New Series Preferred Stock shall be subordinate to the Preferred Stock but shall have preference and priority over the common stock for payment of the amount to which such series of New Series Preferred Stock shall be entitled in accordance with the provision thereof and each holder of New Series Preferred Stock shall be entitled to be paid in full his shares of such amount, or have a sum sufficient for the payment in full set aside, after the holders of Preferred Stock have received payment of the amounts to which they are entitled upon liquidation or dissolution or winding up of the corporation, but before any payments shall be made to the holders of the common stock. If, upon liquidation, dissolution or winding up of the corporation, the assets of the corporation or proceeds thereof, distributable among the holders of the shares of all series of the New Series Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid, then such assets, or the proceeds thereof, shall be distributed among such holders ratably in accordance with the respective amounts which would be payable if all amounts payable thereon were paid in full. After the payment to the holders of Preferred Stock and New Series Preferred Stock of all such amounts to which they are entitled, as above provided, the remaining assets and funds of the corporation shall be divided and paid to the holders of common stock.

h. Redemption. In the event that the New Series Preferred Stock of any one or more series shall be made redeemable as provided in clause (iii) of subparagraph d. of this Paragraph FOURTH, the corporation, at the option of the Board of Directors, may redeem, at the time or times specified in the certificate filed pursuant to law with respect to any such series, all or any part of any such series of New Series Preferred Stock outstanding upon notice duly given as hereinafter specified, by paying for each share the then applicable redemption price fixed by the Board of Directors as provided herein, plus an amount equal to accrued and unpaid dividends to the date fixed for redemption, provided, however, that a notice specifying the shares to be redeemed, and the time and place of redemption (and, if less than the total outstanding shares are to be redeemed, specifying the certificate numbers and number of shares to be redeemed) shall be published once in a daily newspaper printed in the English language and published and of general circulation in the Borough of Manhattan, the City of New York, and shall be mailed, addressed to the holders of record of the New Series Preferred Stock to be redeemed at their respective addresses as the same shall appear upon the books of the corporation, not less than thirty (30) days nor more than ninety (90) days previous to the date fixed for redemption. If less than the whole amount of any outstanding series of New Series Preferred Stock is to be redeemed, the shares of such series to be redeemed shall be selected by lot or pro rata in any manner determined by resolution of the Board of Directors to be fair and proper. From and after the date fixed in any such notice as the date of redemption (unless default shall be made by the corporation in providing moneys at the time and place of redemption for payment of the redemption price) all dividends upon the New Series Preferred Stock so called for redemption shall cease to accrue, and all rights of the holders of said New Series Preferred Stock as stockholders in the corporation, except the right to receive the redemption price upon surrender of the certificate representing the New Series Preferred Stock so called for redemption, duly endorsed for transfer, if required, shall cease and determine. With respect to any shares of New Series Preferred Stock so called for redemption, if, before the redemption date, the corporation shall deposit with a bank or trust company in the United States, having a capital and surplus of at least $10,000,000, funds necessary for such redemption, in trust, to be applied to the redemption of the shares of New Series Preferred Stock so called for redemption, then from and after the date of such deposit, all rights of the holders of such shares of New Series Preferred Stock, so called for redemption shall cease and determine, except the right to receive, on and after the date of such deposit, the redemption price upon surrender of the certificates representing such             shares of New Series Preferred Stock, so called for redemption, duly endorsed for transfer, if required, and except as might otherwise be provided in the certificate filed pursuant to law with respect to any such shares of New Series Preferred Stock, so called for redemption. Any interest accrued on such funds shall be paid to the corporation from time to time. Any funds so deposited and unclaimed at the end of six (6) years from such redemption date shall be released or repaid to the corporation, after which the holders of such shares of New Series Preferred Stock so called for redemption shall look only to the corporation for payment of the redemption price. Notwithstanding the foregoing, no redemption of any shares of any series of New Series Preferred Stock shall be made by the corporation (1) which as of the date of mailing of the notice of such redemption would, if such date were the date fixed for redemption, reduce the net assets of the corporation remaining after such redemption below twice the aggregate amount payable upon voluntary or involuntary liquidation, dissolution or winding up to the holders of shares having rights senior or equal to the New Series Preferred Stock in the assets of the corporation upon liquidation, dissolution or winding up; or (2) unless all cumulative dividends for the current and all prior dividend periods have been declared and paid or declared and set apart for payment on all shares of the corporation having a right to cumulative dividends.

GENERAL PROVISIONS

i. Shares of any series of New Series Preferred Stock which have been redeemed, retired or purchased by the corporation (whether through the operation of a sinking or purchase fund or otherwise) or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of the corporation of any other class or series shall thereafter have the status of authorized but unissued shares of New Series Preferred Stock of the corporation, and may thereafter be reissued as part of the same series or may be reclassified and reissued by the Board of Directors in the same manner as any other authorized and unissued shares of New Series Preferred Stock.

j. No holder of shares of any class of stock authorized or issued pursuant hereto or hereafter authorized or issued shall have any pre-emptive or preferential right of subscription to any shares of any class of stock of this corporation, either now or hereafter authorized, or to any obligations convertible into stock of any class of this corporation, issued or sold, nor any right of subscription to any thereof, other than such, if any, as the Board of Directors in its discretion may from time to time determine, and at such prices as the Board of Directors in its discretion may from time to time fix.

k. Each holder of shares of common stock each holder of shares of Preferred Stock, and each holder of shares of New Series Preferred Stock entitled to vote by the certificate filed pursuant to law with respect to any series of New Series Preferred Stock or as provided by law if this Certificate provides for New Series Preferred Stock (such shares of common stock, Preferred Stock and New Series Preferred Stock being referred to in this subparagraph as voting shares), shall be entitled to vote on the basis of one vote for each voting share held by him, except

(i) as provided in Paragraph THIRTEENTH;

(ii) as provided in subparagraph c. of this Paragraph FOURTH;

(iii) in elections for directors commencing with the annual meeting of stockholders in 1970 when the holders of the Preferred Stock do not have the right, voting as a class, to elect two directors, each holder of voting shares shall be entitled to as many votes as shall equal the number of shares which he is entitled to vote, multiplied by the number of directors to be elected, and he may cast all of such votes for a single director or may distribute them among the number to be voted for, or any two or more of them as he may see fit.

l. The Board of Directors may from time to time issue scrip in lieu of fractional             shares of stock. Such scrip shall not confer upon the holder any right to dividends or any voting or ocher rights of a stockholder of the corporation, but the corporation shall from time to time, within such time as the Board of Directors may determine or without limit of time if the Board of Directors so determines, issue one or more whole shares of stock upon the surrender of scrip for fractional shares aggregating the number of whole shares issuable in respect to the scrip so surrendered, provided that the scrip so surrendered shall be properly endorsed for transfer if in registered form.

m. For purposes of applying Paragraph THIRTEENTH hereof, New Series Preferred Stock shall not be considered preferred stock as that term is used therein.

FIFTH. The minimum amount of capital with which the corporation shall commence business is One Thousand Dollars ($1,000).

SIXTH. The names and places of residence of each of the incorporators are as follows:

NAME	RESIDENCE
William N. Deramus	6109 McGee Kansas City, Missouri
Edward M. Douthat	4915 W. 11th Street Johnson County, Kansas
R. Crosby Kemper	The Walnuts, 5049 Wornall Rd. Kansas City, Missouri

SEVENTH. The existence of this corporation is to be perpetual.

EIGHTH. The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.

NINTH. In addition to and in furtherance of, and not in limitation of, the powers conferred by law, the board of directors is expressly authorized:

a. To make, alter or repeal the by-laws of the corporation.

b. To fix the amount to be reserved as working capital.

c. To authorize and cause to be executed mortgages and liens without limit as to the amount upon the real and personal property and franchises of the corporation.

d. To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

e. By resolution passed by a majority of the whole board, to designate one or more committees, each committee to consist of two or more of the directors of the corporation, which, to the extent provided in the resolution or in the by-laws of the corporation, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the by-laws of the corporation or as may be determined from time to time by resolution adopted by the board of directors.

TENTH. The number of directors shall not be less than three nor more than eighteen, the exact number of directors to be determined from time to time by resolution adopted by a majority of the entire Board, and such exact number shall be eighteen until otherwise determined by resolution adopted by a majority of the entire Board. As used in this paragraph “entire Board” means the total number of directors which the corporation would have if there were no vacancies. In the event that the Board is increased by such a resolution, the vacancy or vacancies so resulting shall be filled by a vote of the majority of the directors then in office. No decrease in the Board shall shorten the term of any incumbent directors.

The Board of Directors shall be divided into three classes as nearly equal in number as may be, with the term of office of one (the first) class expiring at the annual meeting of stockholders in 1970, of the second class expiring at the annual meeting of stockholders in 1971, and of the third class expiring at the annual meeting of stockholders in 1972. Any vacancies on the Board existing at or immediately after the time this Paragraph TENTH becomes effective shall be allocated first to the third class, then to the second class and, if any remain, then to the first class. The stockholders shall elect directors to fill such vacancies, at any meeting called for such purpose whether or not in session at the time this Article TENTH becomes effective, but the stockholders shall have the power to elect directors to fill vacancies only with respect to those vacancies existing at or immediately after the time this Article TENTH becomes effective. The Board of Directors shall have power to fill all subsequent vacancies and newly created directorships pursuant to Section 223 of the General Corporation Law of Delaware.

At each annual meeting of stockholders, successors to directors of the class whose terms then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting of stockholders. When the number of directors is changed, any newly created directorships or any decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as possible Notwithstanding the foregoing, whenever the holders of the preferred stock shall have the right, voting as a class, to elect two directors at the next annual meeting of stockholders, the terms of all directors shall expire at the next annual meeting of stockholders, and then and thereafter all directors shall be elected for a term of one year expiring at the succeeding annual meeting.

ELEVENTH. The stockholders of this corporation shall have such rights to examine and inspect the books, records and accounts of this corporation as are conferred upon them by law.

TWELFTH. The stockholders and directors shall have power to hold their meetings and keep the books, documents and papers of the corporation within or without the State of Delaware, at such places as may be from time to time designated by the by-laws or by resolution of the directors, except as otherwise required by the laws of Delaware.

THIRTEENTH. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; PROVIDED, however, that if any such amendment, alteration, change or repeal shall amend, alter, change or repeal any of the powers, preferences or rights vested in the holders of preferred stock by Paragraph FOURTH of this Certificate of Incorporation then the holders of preferred stock shall be entitled to vote as a class upon such amendment, alteration, change or repeal and the affirmative vote of the holders of not less than two-thirds (2/3) of the issued and outstanding preferred stock shall be necessary for the adoption thereof, in addition to any other vote or approval required by statute; AND PROVIDED FURTHER, that the vote of the holders of 70% of the outstanding shares of stock of the corporation entitled to vote in elections of directors (considered for this purpose as one class) shall be required to amend this Certificate of Incorporation

a. to increase the number of directors to more than eighteen, if this Certificate of Incorporation provides therefor.

b. to abolish cumulative voting in elections for directors, if this Certificate of Incorporation provides therefor.

c. to abolish the division of the Board of Directors into three classes, if this Certificate of Incorporation provides therefor.

FOURTEENTH. Except as set forth below, the affirmative vote of the holders of 70% of all classes of stock of the corporation, entitled to vote in elections of directors, considered for the purposes of this Paragraph FOURTEENTH as one class, shall be required (a) for the adoption of any agreement for the merger or consolidation of the corporation with or into any other corporation, or (b) to authorize any sale or lease of all or any substantial part of the assets of the corporation to, or any sale or lease to the corporation or any subsidiary thereof in exchange for securities of the corporation of any assets (except assets having an aggregate fair market value of less than $2,000,000) of, any other corporation, person or other entity, if, in either case, as of the record date for the determination of stockholders entitled to notice thereof and to vote thereon or consent thereto such other corporation, person or entity is the beneficial owner, directly or indirectly, of more than 5% of the outstanding shares of stock of the corporation entitled to vote in elections of directors considered for the purposes of this Paragraph FOURTEENTH as one class. Such affirmative vote shall be in addition to the vote of the holders of the stock of the corporation otherwise required by law or any agreement between the corporation and any national securities exchange.

For the purposes of this Paragraph FOURTEENTH, (x) any corporation, person or other entity shall be deemed to be the beneficial owner of any shares of stock of the corporation (i) which it has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, or (ii) which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (i), above), by any other corporation, person or entity with which it or its ‘affiliate’ or ‘associate’ (as defined below) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of stock of the corporation, or which is its ‘affiliate’ or ‘associate’ as those terms are defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect on January 1, 1969, and (y) the outstanding shares of any class of stock of the corporation shall include shares deemed owned through application of clauses (i) and (ii) above but shall not include any other shares which may be issuable pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise.

The Board of Directors shall have the power and duty to determine for the purposes of this Paragraph FOURTEENTH, on the basis of information known to the corporation, whether (i) such other corporation person or other entity beneficially owns more than 5% of the outstanding shares of stock of the corporation entitled to vote in elections of directors, (ii) a corporation, person or entity is an ‘affiliate’ or ‘associate’ (as defined above) of another, (iii) the assets being acquired by the corporation, or any subsidiary thereof, have an aggregate fair market value of less than $2,000,000 and (iv) the memorandum of understanding referred to below is substantially consistent with the transaction covered thereby. Any such determination shall be conclusive and binding for all purposes of this Paragraph FOURTEENTH.

The provisions of this paragraph FOURTEENTH shall not be applicable to (i) any merger or consolidation of the corporation with or into any other corporation, or any sale or lease of all or any substantial part of the assets of the corporation to, or any sale or lease to the corporation or any subsidiary thereof in exchange for securities of the corporation of any assets of, any corporation if the Board of Directors of the corporation shall by resolution have approved a memorandum of understanding with such other corporation with respect to and substantially consistent with such transaction, prior to the time that such other corporation shall have become a holder of more than 5% of the outstanding shares of stock of the corporation entitled to vote in elections of directors; or (ii) any merger or consolidation of the corporation with, or any sale or lease to the corporation or any subsidiary thereof of any of the assets of, any corporation of which a majority of the outstanding shares of all classes of stock entitled to vote in elections of directors is owned of record or beneficially by the corporation and its subsidiaries.

No amendment to the Certificate of Incorporation of the corporation shall amend, alter, change or repeal any of the provisions of this Paragraph FOURTEENTH, unless the amendment effecting such amendment, alteration, change or repeal shall receive the affirmative vote of the holders of 70% of all classes of stock of the corporation entitled to vote in elections of directors, considered for the purposes of this Paragraph FOURTEENTH as one class.

FIFTEENTH. Annual and special meetings of stockholders shall be held as provided in the By-Laws of the corporation. No meetings of stockholders shall be held without prior written notice as provided in the By-Laws and no actions may be taken by waiver of written notice and consent by stockholders in lieu of meeting.

SIXTEENTH. To the fullest extent permitted by the General Corporation Law of the State of Delaware and any amendments thereto, no director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been executed on behalf of the Corporation by its President and attested by its Secretary as of October 22, 2010, and each of them does hereby affirm and acknowledge that this Restated Certificate of Incorporation is the act and deed of the Corporation and that the facts stated herein are true and correct.

KANSAS CITY SOUTHERN

		By:	/s/ David L. Starling

ATTEST:		Name: Title:	David L. Starling President and Chief Executive Officer
By:	/s/ Brian P. Banks

Name:	Brian P. Banks

Title: Secretary